Exhibit 5.1

415.268.7000 Facsimile: 415.268.7522	denver, hong kong, london, los angeles, new york, northern virginia, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.
425 Market Street San Francisco California 94105-2482 Telephone: 415.268.7000 Facsimile: 415.268.7522 www.mofo.com	morrison foerster llp beijing, berlin, brussels, denver, hong kong, london, los angeles, new york, northern virginia, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

December 18, 2018

Pain Therapeutics, Inc.

7801 N Capital of Texas Highway, Suite 260
Austin, Texas 78731

Ladies and Gentlemen:

We are acting as counsel to Pain Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholders named in the prospectus included as part of the Registration Statement (as defined below),  any pre-effective amendment to the Registration Statement and any prospectus supplements to the final prospectus included as part of the Registration Statement, of up to 9,126,601 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that are issuable upon the exercise of outstanding warrants (“Warrants”) to purchase Common Stock. This opinion is furnished to you in connection with the registration statement on Form S-1, initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 18, 2018  (the “Registration Statement”), in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Securities Act”).

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We also have examined the Registration Statement. In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP